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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
DaVita Inc.:

  We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-84610, No. 33-83018, No. 33-99862, No. 33-99864, No. 333-1620,
No. 333-34693, No. 333-34695, No. 333-46887, No. 333-75361, No. 333-56149, No.
333-30734, No. 333-30736) and Form S-3 (No. 333-69227) of DaVita Inc. of our
reports dated February 20, 2001, relating to the consolidated balance sheet of DaVita Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of income and comprehensive income, shareholders' equity, and cash flows for the year ended December 31, 2000, and the related schedule, which reports appear in this annual report on Form 10-K.

KPMG LLP

Seattle, Washington
March 16, 2001